Exhibit 99.1

Papa John’s Announces First Quarter 2012 Results

2012 Earnings Guidance Increased on Strong First Quarter Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 1, 2012--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the first quarter ended March 25, 2012.

Highlights

  First quarter earnings per diluted share of $0.69 in 2012 ($0.79, excluding the net impact of a previously announced marketing incentive contribution, or an increase of 23.4% over earnings per diluted share of $0.64 in 2011)
  System-wide comparable sales increased 1.1% for North America and increased 8.4% for international during the quarter
  50 worldwide net unit openings during the quarter
  2012 earnings guidance increased to $2.40 to $2.50 per diluted share and increased to 2.5% to 4.5% for international comparable sales

"We had an excellent first quarter," said Papa John's founder, chairman, and chief executive officer, John Schnatter. "Our operators delivered solid comparable sales results rolling over very strong Q1 2011 results, making our two-year combined Q1 comparable sales 7.2% in North America and 14% internationally. When you combine that performance with our 50 worldwide net unit openings, the year is off to a terrific start."

First quarter 2012 revenues were $331.3 million, a 6.0% increase from first quarter 2011 revenues of $312.5 million. First quarter 2012 net income was $16.7 million ($19.2 million excluding a net after-tax expense of $2.4 million for a previously announced marketing incentive contribution), compared to first quarter 2011 net income of $16.4 million. First quarter 2012 diluted earnings per share were $0.69 ($0.79 excluding the net impact of the marketing incentive contribution), compared to first quarter 2011 diluted earnings per share of $0.64.

Global Restaurant and Comparable Sales Information

		First Quarter
		Mar. 25, 2012	Mar. 27, 2011

	Global restaurant sales growth (a)	6.1%	11.0%

	Global restaurant sales growth, excluding the impact of foreign currency (a)	6.3%	10.7%

	Comparable sales growth (b)
	Domestic company-owned restaurants	3.0%	6.7%
	North America franchised restaurants	0.5%	5.9%
	System-wide North America restaurants	1.1%	6.1%

	System-wide international restaurants	8.4%	5.6%

(a)	Includes both company-owned and franchised restaurant sales.
(b)

Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency conversion.

Management believes global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Marketing Incentive Contribution

As previously announced, in connection with a new multi-year supplier agreement, the company received a $5.0 million supplier marketing payment in the first quarter of 2012. The company contributed the supplier marketing payment to the Papa John’s National Marketing Fund (“PJNMF”), an unconsolidated, non-profit corporation, for the benefit of domestic restaurants. The company is recognizing the supplier marketing payment evenly as income over the five-year term of the agreement. The company’s contribution to PJNMF was fully expensed in the first quarter of 2012.

PJNMF elected to distribute the $5.0 million supplier marketing payment to the domestic system as advertising credits in the first quarter of 2012. Our domestic company-owned restaurants’ portion of the adverting credits resulted in an increase in income before income taxes of approximately $1.0 million (increase in diluted earnings per share of $0.03).

The overall impact of these transactions, defined as the “Incentive Contribution,” in the first quarter of 2012 was a net reduction to income before income taxes of approximately $3.7 million (diluted earnings per share reduction of $0.10). The impact for full-year 2012 will be a reduction to income before income taxes of approximately $3.0 million (diluted earnings per share reduction of $0.08). The following table reconciles our GAAP financial results to the adjusted financial results, excluding the impact of the Incentive Contribution, for the first quarter ended March 25, 2012:

	First Quarter
	Mar. 25,	Mar. 27,
(In thousands, except per share amounts)	2012	2011

Income before income taxes, as reported	$27,138	$26,780
Incentive Contribution	3,721	-
Income before income taxes, excluding Incentive Contribution	$30,859	$26,780

Net income, as reported	$16,744	$16,427
Incentive Contribution	2,439	-
Net income, excluding Incentive Contribution	$19,183	$16,427

Earnings per diluted share, as reported	$0.69	$0.64
Incentive Contribution	0.10	-
Earnings per diluted share, excluding Incentive Contribution	$0.79	$0.64

The non-GAAP measures shown above, which exclude the Incentive Contribution, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes presenting the financial information excluding the impact of the Incentive Contribution is important for purposes of comparison to prior year results. In addition, management uses these non-GAAP measures to allocate resources, and analyze trends and underlying operating performance. Annual cash bonuses, and certain long-term incentive programs for various levels of management, were based on financial measures that excluded the Incentive Contribution.

Revenue Highlights

Consolidated revenues were $331.3 million for the first quarter of 2012, an increase of $18.8 million, or 6.0%, over the corresponding 2011 period. This increase in revenues for the first quarter of 2012 was primarily due to the following:

  Domestic company-owned restaurant sales increased $5.1 million, or 3.7%, reflecting an increase of 3.0% in comparable sales during the first quarter of 2012.
  North America franchise royalty revenue increased approximately $800,000, or 4.0%, primarily due to an increase in net franchise units over the prior year.
  Domestic commissary sales increased $9.9 million, or 7.8%, due to an increase in the volume of sales and increases in the prices of certain commodities.
  International revenues increased $4.1 million, or 32.1%, primarily due to an increase in the number of restaurants and an increase in comparable sales of 8.4% calculated on a constant dollar basis.

Operating Highlights

First quarter 2012 income before income taxes was $27.1 million, compared to first quarter of 2011 income before income taxes of $26.8 million, or a 1.3% increase. Excluding the net impact of the Incentive Contribution discussed above, first quarter 2012 income before income taxes was $30.9 million, an increase of $4.1 million, or 15.2% over the prior year comparable period. Income before income taxes is summarized in the following table on a reporting segment basis (in thousands):

		First Quarter
		Mar. 25,	Mar. 27,	Increase
		2012	2011	(Decrease)

	Domestic company-owned restaurants (a)	$12,321	$10,883	$1,438
	Domestic commissaries	11,166	9,554	1,612
	North America franchising	18,140	18,009	131
	International	272	(816)	1,088
	All others	395	(378)	773
	Unallocated corporate expenses (b)	(15,166)	(9,769)	(5,397)
	Elimination of intersegment loss (profit)	10	(703)	713
	Total income before income taxes	$27,138	$26,780	$358

(a)	Includes the benefit of a $1.0 million advertising credit from PJNMF related to the Incentive Contribution in the first quarter of 2012.
(b)	Includes a $4.7 million net reduction related to the Incentive Contribution in the first quarter of 2012.

First quarter 2012 income before income taxes increased approximately $4.1 million, or 15.2%, excluding the $3.7 million impact of the Incentive Contribution, primarily due to the following:

  Domestic company-owned restaurants operating income improved approximately $400,000, excluding the benefit of a $1.0 million advertising credit from PJNMF related to the Incentive Contribution, primarily due to an increase of 3.0% in comparable sales.
  Domestic commissaries operating income increased $1.6 million primarily due to an increase in the number of North American restaurants.
  International operating income improved due to increased royalties attributable to strong comparable sales of 8.4% and net unit growth. In addition, our United Kingdom results improved due to restaurant openings and our company-owned restaurant results improved in Beijing, China.
  The improvement in the All others segment was primarily due to an improvement in the operating results of our eCommerce business unit.

The first quarter 2012 effective income tax rate was 33.4%, representing a decrease of 1.1% from the first quarter 2011 rate of 34.5%. Our effective income tax rate may fluctuate from quarter to quarter for various reasons, including the settlement or resolution of specific federal and state issues.

The company’s free cash flow for the first quarters of 2012 and 2011 was as follows (in thousands):

	First Quarter
	Mar. 25,	Mar. 27,
	2012	2011

Net cash provided by operating activities	$44,093	$26,687
Purchase of property and equipment	(6,403)	(4,823)
Free cash flow *	$37,690	$21,864

*The increase in free cash flow is due to favorable changes in working capital.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the purchase of property and equipment. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by accounting principles generally accepted in the United States (“GAAP”) and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three-month period ended March 25, 2012.

Global Restaurant Unit Data

At March 25, 2012, there were 3,933 Papa John’s restaurants operating in all 50 states and in 33 countries, as follows:

	Domestic Company- Owned	Franchised North America	Total North America	International	System-wide
First Quarter
Beginning - December 25, 2011	598	2,463	3,061	822	3,883
Opened	-	47	47	23	70
Closed	(1)	(12)	(13)	(7)	(20)
Ending - March 25, 2012	597	2,498	3,095	838	3,933

Restaurant unit growth (decline)	(1)	35	34	16	50

% increase (decrease)	(0.2%)	1.4%	1.1%	1.9%	1.3%

Our development pipeline as of March 25, 2012 included approximately 1,500 restaurants (300 units in North America and 1,200 units internationally), the majority of which are scheduled to open over the next six years.

Acquisition

As previously announced, effective April 23, 2012, the company acquired 56 franchised Papa John’s restaurants in the Denver and Minneapolis markets, six of which were subsequently refranchised. The purchase price, which was paid in cash, was $5.1 million net of the divestiture proceeds from the six restaurants sold. The acquisition is not expected to have a material impact on our 2012 operating results.

Share Repurchase Activity

The company repurchased 372,000 shares of its common stock at an average price of $37.19 per share, or a total of $13.8 million, during the first quarter ended March 25, 2012. Subsequent to quarter-end through April 25, 2012, the company repurchased 264,000 shares at an average price of $37.63 per share, or a total of $9.9 million. Approximately $47.8 million remains available under the company’s share repurchase program.

There were 24.4 million diluted weighted average shares outstanding for the first quarter, representing a decrease of 5.1% over the prior year comparable period. Diluted earnings per share increased $0.04 for the first quarter of 2012 due to the reduction in shares outstanding, resulting from the share repurchase program. Approximately 23.9 million actual shares of the company’s common stock were outstanding as of March 25, 2012.

2012 Earnings Guidance Update

The company raised its 2012 guidance for diluted earnings per share and international comparable sales based on solid first quarter results and reaffirmed all other guidance. The update is as follows:

		Updated Guidance	Previous Guidance

	Diluted earnings per share (a)	$2.40 to $2.50	$2.33 to $2.43

	International comparable sales	+2.5% to +4.5%	+1.5% to +3.5%

(a)

The 2012 fiscal year will consist of 53 weeks. The impact of the 53rd week of operations is expected to increase earnings per share by approximately $0.08 to $0.10, substantially offsetting the decrease in 2012 from the Incentive Contribution previously discussed.

The company also announced a change in its policy for providing guidance related to key operating assumptions and earnings. Effective at the end of 2012, the company no longer plans to issue a separate press release in December to announce key operating assumptions and earnings guidance for the following year. Instead, the company now plans to include such guidance with the fourth quarter and full year earnings press release, generally issued in February. Please visit the investor relations section of our website for a list of upcoming earnings press release and earnings conference call dates for fiscal 2012 results.

Conference Call

A conference call is scheduled for May 2, 2012 at 10:00 a.m. Eastern Time to review our first quarter 2012 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, through May 6, 2012. The replay can be accessed from the company’s web site at www.papajohns.com or by dialing 855-859-2056 (U.S. and Canada) or 404-537-3406 (international). The Conference ID is 68143233.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning business performance, revenue, earnings, contingent liabilities, commodity costs, margins, unit growth, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: aggressive changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales, including an increase in or continuation of the aggressive pricing and promotional environment; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, which could be impacted by challenges securing financing, finding suitable store locations or securing required domestic or foreign government permits and approvals; our ability to successfully integrate the operations of franchised restaurants we acquire; the credit performance of our franchise loan program; adverse macroeconomic or business conditions; general economic and political conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities and fuel; increased employee compensation, benefits, insurance and similar costs (including the impact of federal health care legislation); the ability of the company to pass along increases in or sustained high costs to franchisees or consumers; the impact of current or future legal claims and current or proposed legislation impacting our business; the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants; currency exchange and interest rates; credit risk associated with parties to leases of restaurants and commissaries, including those Perfect Pizza locations formerly operated by us, for which we remain contractually liable; risks associated with security breaches, including theft of company and customer information; and increased risks associated with our international operations, including economic and political conditions in our international markets and difficulty in meeting planned sales targets for our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 25, 2011. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended
	March 25, 2012	March 27, 2011
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
North America:
Domestic Company-owned restaurant sales	$143,815	$138,671
Franchise royalties	20,518	19,731
Franchise and development fees	222	185
Domestic commissary sales	137,610	127,672
Other sales	12,258	13,447
International:
Royalties and franchise and development fees	4,486	3,762
Restaurant and commissary sales	12,367	8,999
Total revenues	331,276	312,467

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	32,456	32,100
Salaries and benefits	38,813	37,649
Advertising and related costs	12,699	12,789
Occupancy costs	7,898	7,869
Other operating expenses	20,418	19,915
Total domestic Company-owned restaurant expenses	112,284	110,322

Domestic commissary and other expenses:
Cost of sales	112,838	106,443
Salaries and benefits	9,003	9,011
Other operating expenses	14,306	13,585
Total domestic commissary and other expenses	136,147	129,039

International operating expenses	10,392	7,728
General and administrative expenses	31,596	29,074
Other general expenses	5,674	781
Depreciation and amortization	7,927	8,312
Total costs and expenses	304,020	285,256

Operating income	27,256	27,211
Net interest expense	(118)	(431)
Income before income taxes	27,138	26,780
Income tax expense	9,068	9,231
Net income, including noncontrolling interests	18,070	17,549
Net income attributable to noncontrolling interests	(1,326)	(1,122)
Net income, net of noncontrolling interests	$16,744	$16,427

Basic earnings per common share	$0.70	$0.64
Earnings per common share - assuming dilution	$0.69	$0.64

Basic weighted average shares outstanding	24,053	25,484
Diluted weighted average shares outstanding	24,438	25,757

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 25,	December 25,
	2012	2011
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$45,112	$18,942
Accounts receivable, net	30,251	28,169
Notes receivable, net	4,278	4,221
Inventories	18,969	20,091
Prepaid expenses and other current assets	13,737	13,732
Deferred income taxes	6,858	7,636
Total current assets	119,205	92,791

Property and equipment, net	184,167	185,132
Notes receivable, less current portion, net	11,498	11,502
Goodwill	75,328	75,085
Other assets	26,407	25,872
Total assets	$416,605	$390,382

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$34,953	$32,966
Income and other taxes payable	13,819	3,969
Accrued expenses and other current liabilities	46,468	44,198
Total current liabilities	95,240	81,133

Deferred revenue	8,478	4,780
Long-term debt	50,000	51,489
Other long-term liabilities	23,795	22,014
Long-term accrued income taxes	3,993	3,597
Deferred income taxes	7,264	9,147
Total liabilities	188,770	172,160

Total stockholders' equity	227,835	218,222
Total liabilities and stockholders' equity	$416,605	$390,382

Note: The balance sheet at December 25, 2011 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended
(In thousands)	March 25, 2012	March 27, 2011
	(Unaudited)	(Unaudited)

Operating activities
Net income, including noncontrolling interests	$18,070	$17,549
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	547	39
Depreciation and amortization	7,927	8,312
Deferred income taxes	(1,057)	2,664
Stock-based compensation expense	1,694	1,795
Excess tax benefit on equity awards	(129)	(107)
Other	678	43
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,670)	(3,011)
Inventories	1,122	(28)
Prepaid expenses and other current assets	(5)	(239)
Other assets and liabilities	764	(721)
Accounts payable	1,987	(4,818)
Income and other taxes payable	9,850	4,874
Accrued expenses and other current liabilities	1,221	296
Long-term accrued income taxes	396	366
Deferred revenue	3,698	(327)
Net cash provided by operating activities	44,093	26,687

Investing activities
Purchase of property and equipment	(6,403)	(4,823)
Loans issued	(687)	(165)
Repayments of loans issued	703	1,468
Other	5	-
Net cash used in investing activities	(6,382)	(3,520)

Financing activities
Net repayments on line of credit facility	(1,489)	(51,000)
Excess tax benefit on equity awards	129	107
Tax payments for restricted stock	(303)	-
Proceeds from exercise of stock options	3,728	1,314
Acquisition of Company common stock	(13,820)	(4,119)
Distributions to noncontrolling interests	-	(1,729)
Other	82	(10)
Net cash used in financing activities	(11,673)	(55,437)

Effect of exchange rate changes on cash and cash equivalents	132	(6)
Change in cash and cash equivalents	26,170	(32,276)
Cash and cash equivalents at beginning of period	18,942	47,829

Cash and cash equivalents at end of period	$45,112	$15,553

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer